Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) private or confidential. [***] indicates that information has been redacted.

HOLDER SUPPORT AGREEMENT

This Holder Support Agreement (this “Agreement”) is made as of October 6, 2022 by and among (i) CLIMATEROCK, a Cayman Islands exempted company (the “Purchaser”), (ii) E.E.W. ECO ENERGY WORLD PLC, a company formed under the laws of England and Wales (the “Company”), and (iii) the undersigned stockholder (“Holder”) of the Purchaser. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, the Company, ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which (i) Purchaser shall become a wholly owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent Pubco Security, and (b) (i) each Company Ordinary Share shall be transferred to Pubco in consideration for the issue and allotment of a substantially equivalent Pubco Security (the “Company Share Transfer”) and (ii) Pubco shall assume the Company’s outstanding vested options to purchase Company Ordinary Shares and all such options to purchase Company Ordinary Shares shall become options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, the Board of Directors of the Purchaser has (a) approved and declared advisable the Business Combination Agreement, the Ancillary Documents, the Merger and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are fair to and in the best interests of the Purchaser and its stockholders (the “Purchaser Shareholders”) and (c) recommended the approval and the adoption by each of the Purchaser Shareholders of the Business Combination Agreement, the Ancillary Documents, the Merger and the other Transactions;

WHEREAS, Holder is currently the record owner of 1,968,750 Purchaser Class B Ordinary Shares (the “Holder Shares”) and 3,762,500 privately issued warrants of Purchaser entitling the Holder to purchase one (1) Purchaser Class A Ordinary Share at a price of $11.50 per Purchaser Class A Ordinary Share (the “Holder Warrants” and, together with the Holder Shares and any additional Purchaser Class A Ordinary Shares, Holder Shares or any securities in the Purchaser (or any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares, Holder Shares or any securities in the Purchaser) in which the Holder acquires record or beneficial ownership after the date hereof, including as a result of the Transaction, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Shares”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company and Holder desire to enter into this Agreement, pursuant to which, the parties hereto agreed to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Covenant to Vote in Favor of Transactions. Holder hereby agrees, with respect to all of the Shares, that during the period commencing on the date hereof and ending on the earliest of (x) the Effective Time, and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof (the “Voting Period”):

(a) at each meeting of the Purchaser Shareholders or any class or series thereof, and in each written consent or resolutions of any of the Purchaser Shareholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) in favor of, and adopt, the Merger, the Business Combination Agreement, the Ancillary Documents, any amendments to the Purchaser’s Organizational Documents, and all of the other Transactions (and any actions required in furtherance thereof), (ii) in favor of the other matters set forth in the Business Combination Agreement, and (iii) to vote the Shares in opposition to: (A) any Acquisition Proposal, (B) any Alternative Transaction, and (C) any other action, proposal, or agreement that would reasonably be expected, to (x) prevent, impede, interfere with, frustrate, delay or adversely affect in any material respect the Transactions, (y) result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled, or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser;

(b) to execute and deliver all related documentation and take such other action in support of the Merger, the Business Combination Agreement, any Ancillary Documents and any of the Transactions as shall reasonably be requested by the Company or the Purchaser in order to carry out the terms and provision of this Section 1, including, without limitation, (i) any actions by written consent of the Purchaser Shareholders presented to Holder with respect to the matters in Section 1(a), and (ii) any applicable Ancillary Documents, and any consent, waiver, governmental filing, and any similar or related documents;

(c) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company and the Purchaser in connection with the Business Combination Agreement, the Ancillary Documents and any of the Transactions; and

(d) except as contemplated by the Business Combination Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Purchaser capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that stockholders of the Purchaser vote in favor of adoption of the Business Combination Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement).

2.	Other Covenants.

(a) No Transfers; Lock-Up Period.

(i) Holder agrees that during the Voting Period and for a period of one hundred and eighty (180) days thereafter (the “Lock-Up Period”), it and any Lock-Up Permitted Transferee (as defined below) shall not, and shall cause its Affiliates not to, without the Company’s prior written consent, directly or indirectly, do any of the following (the following constituting the “Lock-up” (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by gift, by testamentary disposition, by operation of applicable Law, by encumbering or by using a derivative to transfer or otherwise), or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any or all of the Shares (each, a “Transfer”); (B) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxies or powers of attorney with respect thereto that is inconsistent with this Agreement; (C) enter into any contract, option or other arrangement or undertaking requiring the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Shares; (D) engage in any hedging or other similar transaction with respect to the Covered Shares; (E) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (F) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. The Purchaser hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Holder agrees with, and covenants to, the Company that Holder shall not request that the Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(ii) Section 2(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any stockholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder, or (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar Applicable Law (each a “Lock-Up Permitted Transferee”); provided, and solely to the extent, that such Lock-Up Permitted Transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. During the term of this Agreement, the Purchaser will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 2(a)(ii). Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that (x) any Shares distributed or otherwise Transferred by the Holder to an Independent Director, and (y) up to $1.6 million in Shares Transferred immediately after the Closing, if the proceeds from such Transfer are used solely for the purpose of satisfying, in whole or in part, the fees set forth in the contracts listed on Exhibit A hereto and due from Holder, shall not be subject to the Lock-Up under Section 2(a). For the purposes of this Agreement, the term “Independent Director” shall mean members of the board of directors of the Purchaser other than Per Regnarsson and Charles Ratelband, its Executive Chairman and Chief Executive Officer, respectively.

(b) Changes to Shares. In the event of a stock dividend or distribution, or any change in the shares of capital stock of the Purchaser by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any additional Shares acquired by Holder, if any, after the date hereof.

(c) Registration Statement. During the Voting Period, Holder agrees to provide to the Purchaser, the Company and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by the Purchaser, the Company or their respective Representatives for inclusion in the Registration Statement.

(d) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions without the prior written approval of the Company and the Purchaser. Holder hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

(e) Waiver of Anti-Dilution Protections. The Holder hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (i) agrees that pursuant to Section 1.6(b) of the Business Combination Agreement, each Purchaser Class B Ordinary Share issued and outstanding prior to the Effective Time shall be converted automatically into one (1) Pubco Ordinary Share (the “Purchaser Merger Consideration”), and (ii) waives any adjustment to the Purchaser Merger Consideration pursuant to the Conversion Ratio (as such term is defined in the Purchaser’s Amended and Restated Memorandum of Association) to which it would otherwise be entitled pursuant to Article 35 of Purchaser’s Amended and Restated Memorandum of Association and any other anti-dilution protections with respect to the Purchaser Merger Consideration resulting from the transactions contemplated by the Business Combination Agreement (including the issuance of Pubco Ordinary Shares or any other securities of Pubco in connection with such transactions) such that any Pubco Ordinary Shares, Purchaser Class A Ordinary Shares or any other securities of the Pubco or Purchaser issued pursuant to any of the foregoing are excluded from the determination of the number of shares of the Pubco Ordinary Shares issuable upon payment of the Purchaser Merger Consideration in connection with the transactions contemplated by the Business Combination Agreement. The Holder further agrees not to redeem any Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company, any Affiliate or designee of the Holder acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Holder Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.

3.            Representations and Warranties of Holder. Holder hereby represents and warrants to the Purchaser and the Company as follows:

(a) Binding Agreement. Holder is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder is the sole and beneficial owner (as defined in the Securities Act) of the Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder pursuant to arrangements made by Holder. Except for the Shares set forth under Holder’s name on the signature page hereto and the Holder’s Purchaser Private Warrants, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser or (iii) options, warrants or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and the Company hereby acknowledge that the Shares are subject to certain transfer restrictions and voting obligations (consistent with the obligations under this Agreement) under that certain letter agreement, dated April 27, 2022 (as amended from time to time, the “Insider Letter”), between the Holder and the Purchaser.

(e) Non Reliance. The Holder, on its own behalf and on behalf of its Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives (together, the “Representatives”), acknowledges, represents, warrants and agrees that he, she or it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the Transactions as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(f) Purchaser Expenses. The Indebtedness and other Liabilities of Purchaser, Pubco, or Merger Sub (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Purchaser’s initial public offering) do not exceed, in the aggregate, the amount set forth in Schedule 4.5(d) of Purchaser Disclosure Schedules. To Holder’s knowledge, no Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

4.             Confidentiality. Holder hereby agrees that during the Voting Period, and, in the event that the Business Combination Agreement is terminated in accordance with Article IX thereof, for a period of one (1) year after such termination, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement, the Business Combination Agreement, or any other Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Holder or any of its Representatives, during the Voting Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of one (1) year after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 4 and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 4, furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that the Business Combination Agreement is terminated and the transactions contemplated thereby are not consummated, Holder shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Holder’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that Holder and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Holder and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.             Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and be void ab initio upon the earliest to occur of (i) the mutual written consent of the Purchaser, the Company and Holder and (ii) without any notice or other action by any party hereto, the termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of the Purchaser and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement, shall be construed in accordance with and governed by the Laws of the State of Delaware, without giving effect to the conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each Party hereto hereby (a) irrevocably consents and submits to the exclusive jurisdiction of any Specified Court for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such court and (d) agrees not to bring any claim, action, suit, proceeding or investigation arising out of and relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in the State of Delaware, other than the actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein, and no Party shall file a motion to dismiss any action filed in the State of Delaware consistent with this Section 5(d), on any jurisdiction or venue-related grounds, including the doctrine of forum non conveniens. Each Party hereto irrevocably agrees that venue would be proper in the courts of Delaware described above, and hereby irrevocably waives any objection that any such court is an improper or inconvenient forum for the resolution of any Action. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, Action, suit, investigation or proceeding brought pursuant to this Section 5(d).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Capacity as a Shareholder. Holder signs this Agreement solely in Holder’s capacity as a stockholder of the Purchaser, and not in Holder’s capacity as a director, officer or employee of the Purchaser. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Purchaser in the exercise of his or her fiduciary duties as a director or officer of the Purchaser or prevent or be construed to create any obligation on the part of any director or officer of the Purchaser from taking any action in his or her capacity as such director or officer.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser to:	with a copy (which will not constitute notice) to:
ClimateRock 50 Sloane Avenue London, SW3 3DD United Kingdom Attn: Per Regnarsson Telephone No.: +44 203 954 0590 Email: Info@climate-rock.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company, to: E.E.W. Eco Energy World PLC 13 Hanover Square London W1S 1HN Attn: Mr. Svante Kumlin, CEO Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Attn: Ross Allardice

Guy Potel

Monica Holden, Esq.

Telephone No.: +44 20 7532 2038

Email: ross.allardice@whitecase.com

guy.potel@whitecase.com

Mholden@whitecase.com

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: James Hu

Telephone No.: (212) 819-2505

E-mail: James.Hu@whitecase.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and the Purchaser (and each of their copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and the Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company and the Purchaser will have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, the Company and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Purchaser shareholders entering into voting agreements with the Company or the Purchaser. Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(n) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document or the Insider Letter. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of Holder under any other agreement between Holder and the Purchaser or the Company or any certificate or instrument executed by Holder in favor of the Purchaser or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of Holder under this Agreement.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Holder Support Agreement as of the date first written above.

The Purchaser:

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

The Company:

E.E.W. ECO ENERGY WORLD PLC

By:	/s/ Svante Kumlin
Name:	Svante Kumlin
Title:	Director

Holder:

Name of Holder: U.N. SDG Support, LLC

By:	/s/ Charles Ratelband V
Name:	Charles Ratelband V
Title:	Managing Member

Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email: